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                                                                EXHIBIT 23.1














The Board of Directors
Stanadyne Automotive Holding Corp.


We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Consolidated Historical and Pro Forma Financial Data", "Selected Consolidated Historical Financial Data", and "Experts" in the prospectus.

Our report dated February 7, 1997, except for the first paragraph of Note 19, which is as of December 11, 1997, refers to a change to the method of amortizing unrecognized gains and losses of the post-retirement benefit plans.






/s/ KPMG Peat Marwick
Hartford, Connecticut
February 5, 1998